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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO._____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-12

                              BELLSOUTH CORPORATION
                (Name of Registrant as Specified in its Charter)

_______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following material was used in BellSouth's communications to the media regarding the proposed merger of AT&T Inc. with BellSouth.

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                                                                   March 6, 2006

                               GLOBAL Q&A FOR USE BY PUBLIC RELATIONS DEPARTMENT

Employee Matters

Q: Of your 63,000 employees, how many layoffs do you expect? In AT&T's last deal, 13,000 employees or 6% of the combined total of 210,000 were laid off. Do you think your layoffs will be around 6% of employees?

A: You'll need to direct that question to AT&T.

Q: Will the BellSouth/SE region headquarters be moved from Atlanta?

A: AT&T has informed us that they intend to maintain a regional headquarters in Atlanta.

Q: What major facilities will you close down?

A: That has not yet been determined.

Q: How many employees do you expect to keep in Atlanta? How many will be let go?

A: The substantial portion of BellSouth's positions will be unaffected. Headquarters staff, support functions and overlapping operations will be consolidated, but only after the transaction closes.

Q: Was the downsizing of 1,500 managers in preparation for the acquisition?

A: No. AT&T did not approach us until after we had already begun the downsizing.

Q: Will BellSouth continue the downsizing it has announced?

A: That issue is currently under consideration.

Q: What impact will the acquisition have on BellSouth contracts with CWA?

A: The CWA contracts will not be affected, and AT&T will assume all obligations under the contract at the closing.

Q: What impact will the acquisition have on retiree pension and benefits?

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A: Individuals currently receiving pensions will have no disruption in receiving their monthly pension annuities from BellSouth in accordance with the terms of BellSouth's pension plans. Any decisions regarding pension plans after the merger closes will be made by AT&T.

Deal Issues

Q: What is the breakup fee if a higher bidder comes along?

A: The breakup fee is $1.7 billion, but it is only payable under certain circumstances.

Q: Who needs to approve the transaction?

A: The DOJ, the FCC, a number of state agencies and a few international agencies. In addition, the shareholders of both BellSouth and AT&T need to approve the transaction. We expect to obtain the required approvals.

Q. Do you think you can pass antitrust muster? What assets do you expect to shed as the price for antitrust approval?

A. Yes, we expect to receive antitrust approval for the transaction, and we expect to receive it fairly expeditiously (within 9-12 months). We recognize that in the prior SBC/AT&T deal the parties were required to divest certain fiber facilities that served particular buildings. We do not believe, however, that similar divestitures should be necessary in this transaction.

Q: Do you expect the deal to close in 2007?

A: Yes. We expect the closing to occur within approximately 12 months.

Q: What are the change in control provisions for your principal executives?

A: There is a double trigger, meaning that the transaction must close and either the job must be terminated (or other constructive discharge, such as a reduction in the executive's responsibilities or compensation) in order for the executives to receive any benefits under their change in control agreements. Details of these agreements are included in our 2006 proxy statement, which was filed with the SEC on March 3, 2006.

Q: What provisions does the agreement contain to protect AT&T's and BLS' interests between signing and closing?

A. The two companies are essentially required to continue operating in the ordinary course of business. There are some limitations which help better define exactly what it means to operate in the "ordinary course" but those limitations are very consistent with transactions of this type. Both companies are subject to such limitations.

Q: When did the merger discussions begin and which side initiated them?

A. General discussions surrounding combining these two companies have gone on for years. It wasn't until the last 2 months where these discussions got more specific.

Q: Which bankers are AT&T and BellSouth using?

A. AT&T's was represented by Lehman Brothers, Evercore Partners and Rohatyn Associates. BellSouth's financial advisors are Citigroup Global Markets, Inc. and Goldman, Sachs & Co.

Sullivan and Cromwell provided legal representation to AT&T and BellSouth was represented by Fried, Frank, Harris, Shriver and Jacobson.

Combined Company

Q: Will the transaction diminish competition?

A. No. The two companies, for the most part, do not compete against each other. In the few markets where they do compete, there are many other competitors (including CLECs, cable companies, and wireless providers) that

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will ensure a vigorously competitive marketplace.

Q: If this goes through, you will have re-assembled four of the original Baby Bells--plus Ma Bell. Is this what you think the break up of AT&T and the 1996 Telecommunications Act should have resulted in, two decades later?

A. Ma Bell can't be reassembled because the world of communications isn't limited to analog voice services any more. The goal of divestiture and the 1996 Act was to create more competition and benefit consumers, and technology and the marketplace have done that and then some. This transaction will make the new AT&T a more responsive and efficient competitive force throughout the BellSouth region, the nation and around the world. This will be especially true as the merged company competes in the future in the wireless, voice and video segments against, wireless carriers, cable companies, CLECs and new VOIP providers.

Q: Doesn't this remove significant competition for Enterprise customers in the BellSouth region?

A. BellSouth is essentially a regional player and is not a significant player in the national and international enterprise space. SBC also wasn't until recently. SBC worked very hard to become a force in the enterprise space and it was very tough going, which led them to acquire AT&T. BellSouth does not have a national or international backbone, brand or presence. With this merger, business customers in the BellSouth states will have a stronger, more effective and more efficient service provider than either BellSouth or AT&T could be without the merger.

Q: Will the U.S. be left with just two large phone companies--AT&T and Verizon? Is that good for consumers?

A. It's a competitive free-for-all in the communications, information services and video segments today and will be so tomorrow. New IP technology is clearing away barriers to entry and new competitors are stepping in to the wireline voice, wireless, broadband, video and data markets. The U.S. has an abundance of competitors large and small. Cable companies are signing up millions of telephone customers. VoIP providers had a break-out year in 2005, tripling the number of subscribers. Many non-traditional players are competing for business and consumer customers. Remember all the CLECs, the systems integrators, Cisco, Lucent, Nortel, Sprint-Nextel, Verizon, etc.

Q: What impact would this have on pricing?

A. This will have no negative impact on pricing. The existing, aggressive market-based competition is the best regulator of price. Moreover, since the merger will result in a more effective, efficient and responsive company, better able to cost-effectively serve customers and will not eliminate an actual competitor and will promote competition, customers will benefit from the efficiencies of the combined company and the dynamic, vigorously competitive marketplace.

Q: In states where AT&T has won regulatory reform, they have already moved to raise consumer prices. Would that happen in the current BellSouth states, too?

A. BellSouth has had pricing flexibility in its states for a decade and in recent years state regulators and legislators have further relaxed regulatory oversight. BellSouth has used this regulatory reform to reduce prices in the two fastest growing segments, long distance and broadband, and to introduce discounted packages and bundles, thereby further reducing consumer prices.

Q: What percentage of Internet traffic would you control, if this goes through? Why shouldn't the government require divestitures or other safeguard?

A. Because BellSouth does not have a national Internet backbone, this will not materially affect the volume of Internet traffic that AT&T handles, and

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therefore no Internet-related divestitures should be required or necessary.

Q: What consumer benefits does this create?

A. The merger will result in a more efficient, effective and responsive competitor better able to serve the existing and future needs of consumers. By streamlining Cingular's ownership, we will make the company a more efficient and effective wireless competitor. The combined company will be able to deliver an array of innovative, integrated wireless/wireline products and services to customers.

AT&T's groundbreaking entry into Internet Protocol television and the company's uniquely combined satellite TV and broadband service, coupled with BellSouth's vigorous deployment of fiber networks will mean the company can bring IPTV to millions more Americans faster and more economically. That means more effective competition for local cable monopolies.

The new company will also have greater scale, which will help keep costs down.

Q: What are the benefits for business and government customers?

A. The new AT&T will be a more effective and cost efficient competitor for large business and government customers based in BellSouth's region, as well as throughout the country and world, by combining BellSouth's local assets with AT&T's state-of-the-art national and global networks and services.

Business customers in the southeastern United States and the rest of the country stand to benefit from the expertise and innovation of AT&T Labs, allowing the company to "future proof" its products, services and networks.

Q: Have you spoken with any regulators about the deal? If so, what was their initial reaction?

A. We contacted key federal and state regulators after the agreement was finalized. This transaction has been widely anticipated for some time.

Q: Which groups do you anticipate will oppose the merger and why?

A. No one who takes an objective view of the competitive realities today should oppose this transaction.

Q: How does this impact the regulatory/legislative agenda you are pursuing - net neutrality and freedom from franchising requirements?

A. Those issues are separate and distinct from the rationale for this merger. Regardless of this merger, it only makes sense to hasten competition for cable companies by streamlining the entry of new competitors into that market through franchise reforms.

Regardless of the merger, it only makes sense to observe the net neutrality principles that entitle customers to access lawful websites, use lawful applications and devices of their choosing, and to use and pay for the quality of service they want. It makes no sense for government or others to mandate quality of service restrictions that cause carriers and low use customers to subsidize the high use activities of a few.

Q: AT&T recently completed a major acquisition. Will integration of this acquisition interfere with acquisition and integration of your company?

A: You'll need to direct that question to AT&T.

Q: The last time AT&T purchased an RBOC it took 18 months to close and the network wasn't maintained; how will you protect the network this time?

A. We think the marketplace and the regulatory environment have evolved quite a bit since then. We expect to close this merger in 12 months or less. As for the network, BellSouth's fiber rich network is one of the best

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in the country and it will continue to be operated in the ordinary course consistent with BellSouth's high-quality past practices.

Q: Absent the merger, how many jobs would each company have eliminated?

A. As AT&T said at its January analyst conference, they expect to shed XX thousand jobs annually. In December 2005, BellSouth announced a management reduction of approximately 1,500 employees.

Q: Won't AT&T merger integration and BLS merger approval have a serious negative impact on service for existing customers?

A. Absolutely not.

Q: How will you integrate all of your networks, especially your wireline and wireless networks? Will you need additional capex?

A. That process already is well under way since the close of our merger with legacy AT&T. Essentially we are migrating all voice traffic onto the legacy AT&T network, a process that will be done by year end.

At the same time, we are interconnecting the SBC and AT&T ATM/Frame networks and linking legacy SBC network assets to legacy AT&T's IP backbone. This is a phased process which eventually will result in a converged national wireline network. We will bring together our fixed IP and mobile networks using a lynchpin technology called IMS (Internet Multimedia Subsystem).

This integration work is already reflected in our current capex guidance. It is premature to say if or how capex needs might change after the close our merger with BellSouth.

Q: Will AT&T extend Project Lightspeed into the current BellSouth region?

A. Post-closing the combined companies expect to deliver, at a minimum, certain of the key elements of Project Lightspeed to the BellSouth region, such as a more rapid rollout of video services.

Q: What will be the dividend rate of the combined company? Will AT&T maintain its current quarterly dividend?

A: AT&T currently pays an annualized dividend of $1.33. This is the equivalent of a $1.76 dividend for each share of BellSouth, and represents a 52% increase from BellSouth's current annual dividend.

Q: Who will be the principal executive officers and directors of the new company? Who will come from your company?

A: AT&T has agreed to elect three of our directors to their board of directors. They have also agreed to offer employment to our executive officers.

Q: What does this mean for Duane Ackerman?

A. He is expected to join AT&T and will remain for a brief transition period as Chairman and CEO of BellSouth.

Q: Will the credit ratings on your debt change?

A: We don't expect our debt ratings to be impacted by the transaction.

Q: What will become of BellSouth's yellow pages business?

A: Our yellow pages business will continue, but it will be combined with AT&T's existing yellow pages business. In addition, AT&T's and BellSouth's ownership interests in YellowPages.com will be combined.

Q: The BellSouth brand - will that be transitioned to AT&T? What about the Cingular brand? Will it be combined as well?

A. Currently the three companies support three distinct brands with three separate advertising campaigns. Following the merger, AT&T intends to move to a single brand: AT&T.

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Q: Will there be a major advertising push to support the new re-branded entities?

A. Clearly, advertising will be part of our strategy, but we have no further details to offer at this point.

Q: Are you concerned about "wasting" the equity in these three brands, where billions have been spent building them?

A. We believe the right decision is to transition the brand equity to a single, unifying-brand - AT&T - one of the best known, most durable and iconic brands in America, if not the world, To continue investing in three separate brands is inefficient.

Q: Do you anticipate further consolidation in the industry?

A. We do not comment on that as far as the new company goes and we obviously cannot speak for other companies.

Local/Regional Issues

Q: Will the new company do away with a regional/local identity? What happens to local community support? Will the BellSouth Pioneers go away?

A. The current BellSouth will continue to operate as a regional division, headquartered in Atlanta; and state headquarters will remain in each of BellSouth's nine states. In addition, Cingular headquarters will remain in Atlanta.

Also, the jobs and work opportunities of the majority of BellSouth employees will be unaffected. There will be some consolidation of staff and support functions.

In addition, the new company has a tradition of community service and we expect the commitment to our communities will continue. The company will remain committed to the Pioneers as well.

Q: What economic impact will the acquisition have on Atlanta/[state/local]?

A. The current BellSouth will continue to operate as a regional division, headquartered in Atlanta; and state headquarters will remain in each of BellSouth's nine states. In addition, Cingular headquarters will remain in Atlanta.

Also, the jobs and work opportunities of the majority of BellSouth employees will be unaffected. There will be some consolidation of staff and support functions.

We have included or incorporated by reference in this document forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results might differ materially from these statements. Such statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of AT&T Inc. and BellSouth Corporation and are subject to significant risks and uncertainties and outside of our control.

The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of AT&T shareholders to approve the issuance of AT&T common shares or the failure of BellSouth shareholders to approve the merger; the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; the risk that the

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cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in AT&T's, BellSouth's, and Cingular Wireless LLC's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's Web site (http://www.sec.gov). Neither AT&T nor BellSouth is under any obligation, and each expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

NOTE: IN CONNECTION WITH THE PROPOSED MERGER, AT&T INTENDS TO FILE A REGISTRATION STATEMENT ON FORM S-4, INCLUDING A JOINT PROXY STATEMENT OF AT&T AND BELLSOUTH, AND AT&T AND BELLSOUTH WILL FILE OTHER MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE JOINT PROXY STATEMENT (AND ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC's Web site (www.sec.gov). Copies of AT&T's filings may also be obtained for free from AT&T at AT&T's Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Copies of BellSouth's filings may be obtained without charge from BellSouth at BellSouth's Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.

AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T's directors and executive officers is available in AT&T's 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T's preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth's directors and executive officers is available in BellSouth's 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth's proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.